Exhibit h.20.a

ULTRA SERIES FUND

Target Date Funds

AMENDMENT TO OPERATING EXPENSE LIMITATION AGREEMENT

This Amendment to the Operating Expense Limitation Agreement dated December 1, 2023 (“Agreement”), is entered into as of this 1st day of May, 2025, by and between Ultra Series Fund, a business trust organized and existing under the laws of the Commonwealth of Massachusetts (the “Trust”), and Madison Asset Management, LLC (the “Adviser”), a limited liability corporation organized and existing under the laws of the state of Wisconsin.

RECITALS

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the Trust and the Adviser desire to amend the Agreement to reduce the Annual Limit for each series of the Trust by 0.05%, as set forth on Exhibit A to the Agreement; and

WHEREAS, the Agreement allows for the amendment of Exhibit A to the Agreement.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. All defined terms and definitions in the Agreement shall be the same in this Amendment, except as specifically revised by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, as of this 1st day of May, 2025.

ULTRA SERIES FUND (on behalf its series listed on Amended Exhibit A hereto)		MADISON ASSET MANAGEMENT, LLC

By:	/s/ Patrick F. Ryan	By:	/s/ Steve J. Fredricks
Name: Patrick F. Ryan		Name: Steve J. Fredricks
Title: President		Title: Chief Legal Officer

EXHIBIT A

Fund	Share Class	Operating Expense Limitation as a Percentage of Average Daily Net Assets
Madison Target Retirement 2020 Fund	Class I	0.25%
Madison Target Retirement 2030 Fund	Class I	0.25%
Madison Target Retirement 2040 Fund	Class I	0.25%
Madison Target Retirement 2050 Fund	Class I	0.25%

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